Exhibit 99.1
PRESS RELEASE
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
1-866-642-7736
CONTACTS

Rory G. Ritrievi President & Chief Executive Officer	Allison S. Johnson Chief Financial Officer
MID PENN BANCORP, INC. REPORTS FIRST QUARTER EARNINGS
AND DECLARES DIVIDEND

April 28, 2023 – Harrisburg, PA – Mid Penn Bancorp, Inc. (NASDAQ: MPB) ("Mid Penn"), the parent company of Mid Penn Bank (the "Bank") and MPB Financial Services, LLC, today reported net income available to common shareholders ("earnings") for the quarter ended March 31, 2023 of $11.2 million, or $0.71 and $0.70 per common share basic and diluted, respectively.

"As our shareholders analyze our first quarter performance, they will find that we grew our loans at an 11.2% (annualized) pace and our deposits at a 10.7% (annualized) pace. Those growth rates would be considered exceptional in any quarter. However, with the failures of Silicon Valley Bank of California, Signature Bank of New York, and the near collapse and continued uncertainty surrounding First Republic Bank of San Francisco—as well as inconsistent rhetoric out of Washington as to which depositors would be covered and who would pay the tab for that coverage—the banking industry was turned upside down almost overnight. The contagion of those three troubled institutions affected just about every other bank in the country in the quality of operating performance and the performance of each company’s stock in the market. That was no different for Mid Penn,” said President and CEO Rory G. Ritrievi.

Mr. Ritrievi added, "Throughout March, our calling team devoted significant time and energy drawing clear distinctions between the risk profile and management of those failed and troubled banks and Mid Penn. Direct customer contact and a six-part video series helped us communicate a strong message to our customers. That message is simple: Mid Penn is safe, sound, strong and resilient and we are confident that our customers' deposits are secure with us. That message resonated very well and catapulted us to even better balance sheet growth metrics for the quarter. I am so very proud of our entire team for the work they put in and the results of that effort."

"Our overall performance in the quarter was solid, but we know we can do even better. Our focus throughout the remainder of 2023 will be on continued quality growth in loans and deposits, a laser focus on expense control and a laser focus on asset quality. Nothing new there," Mr. Ritrievi concluded.

With the success of the first quarter, the Board announced a quarterly cash dividend of $0.20 per share of common stock which was declared at its meeting on April 26, 2023, payable on May 22, 2023 to shareholders of record as of May 10, 2023.

Key Highlights of the First Quarter of 2023
•Current liquidity, including borrowing capacity, enhanced to nearly $1.36 billion or 187% of uninsured and uncollateralized deposits, or approximately 35% of total deposits.

•Deposits grew $99.8 million, or 10.7% (annualized), from the fourth quarter of 2022.

◦Estimated uninsured deposits represented 26.1% of total deposits at March 31, 2023, and 18.7% of total deposits after adjusting for insured/collateralized public funds and contractual deposits.

•Loan growth was 11.2% (annualized) during the three months ended March 31, 2023 from the fourth quarter of 2022.

◦Non-owner occupied office commercial real estate exposure represents less than 8% of total loan balances and is primarily limited to suburban offices.

•Total accumulated other comprehensive loss was 4.5% of tangible shareholders' equity(1) at March 31, 2023.

•Tax equivalent net interest margin changed to 3.49% from 3.80% in the prior quarter and 3.21% in the first quarter of 2022.
•Resilient profitability: Earnings of $11.2 million; Return on average assets was 1.01%; Return on average equity of 8.91% and return on average tangible common equity (1) of 11.97% for the quarter ended March 31, 2023.
•Book value per common share was $32.15 for the first quarter, compared to $32.24 for the fourth quarter of 2022, while tangible book value per share(1) was $24.52 at March 31, 2023, compared to $24.59, at December 31, 2022.

Net Interest Income and Average Balance Sheet
For the three months ended March 31, 2023, net interest income was $36.0 million compared to net interest income of $38.6 million for the three months ended December 31, 2022 and $34.4 million for the three months ended March 31, 2022. The tax-equivalent net interest margin for the three months ended March 31, 2023 was 3.49% compared to 3.80% for the fourth quarter of 2022 and 3.21% for the first quarter of 2022, a 31 basis point(s) ("bp(s)") decrease and a 28 bp increase, respectively, compared to the prior quarter and the same period in 2022. The linked quarter decrease was primarily the result of a 73 bp increase in the rate on interest-bearing liabilities, partially offset by a 26 bp increase in the yield on interest-earning assets. The increase in the rate on interest-bearing liabilities compared to the linked quarter was primarily the result of higher deposit pricing to attract and retain new and existing customers. The increase in the yield on interest-earning assets was primarily driven by the increase of the yield on loans by 26 bps, to 5.24% during the first quarter of 2023.
The yield on interest-earning assets increased 135 bps in the first quarter of 2023 compared to the same period of 2022, driven by a 74 bp increase on the yield of investment securities and a 65 bp increase of loan yields. Total average assets were $4.5 billion for the first quarter of 2023, reflecting an increase of $139.7 million, or 3.2%, compared to total average assets of $4.4 billion for the fourth quarter of 2022 and a decrease of $176.0 million, or 3.7%, compared to $4.7 billion for the first quarter of 2022. Total average loans were $3.6 billion for the first quarter of 2023, reflecting an increase of $160.1 million, or 4.7%, compared to total average loans of $3.4 billion in the fourth quarter of 2022, and an increase of $451.9 million, or 14.6%, compared to total average loans of $3.1 billion for the first quarter of 2022.
Total average deposits were $3.8 billion for the first quarter of 2023, reflecting an increase of $55.7 million compared to total average deposits in the fourth quarter of 2022, and a decrease of $216.1 million, or 5.4%, compared to total average deposits of $4.0 billion for the first quarter of 2022. The average cost of deposits was 1.29% for the first quarter of 2023, representing a 53 bp and 106 bp increase from the fourth quarter and the first quarter of 2022, respectively. The increases are a result of the rising rate environment and Mid Penn increasing deposit rates to retain existing and attract new deposit customers.
Asset Quality
On January 1, 2023, Mid Penn adopted ASU 2016-13, Financial Instruments - Credit Losses (ASC Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology, and is referred to as CECL. The measurement of expected credit losses under CECL is applicable to financial assets measured at amortized cost, including loans and HTM debt securities. It also applies to off-balance-sheet ("OBS") credit exposures such as loan commitments, standby letters of credit, financial guarantees, and other similar instruments.

(1)Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.

Mid Penn adopted CECL using the modified retrospective method for all financial assets measured at amortized cost, net of investments in leases and OBS credit exposures. Results for reporting periods beginning after January 1, 2023 are presented under CECL, while prior period results are reported in accordance with the previously applicable incurred loss methodology. Mid Penn recorded an overall increase of $15.0 million to the allowance for credit losses ("ACL") on January 1, 2023 as a result of the adoption of CECL. Included in the $15.0 million increase to the ACL was $3.1 million for certain OBS credit exposures that are recognized in other liabilities. Retained earnings decreased $11.5 million and deferred tax assets increased by $3.1 million.

The provision for credit losses on loans was $490 thousand for the three months ended March 31, 2023, a decrease of $35 thousand and $10 thousand compared to both the provision for credit losses of $525 thousand and $500 thousand for the three months ended December 31, 2022 and for the three months ended March 31, 2022, respectively.
Total nonperforming assets were $14.1 million at March 31, 2023, compared to nonperforming assets of $8.6 million and $8.1 million at December 31, 2022 and March 31, 2022. The increase was primarily related to two relationships. One of the relationships has subsequently been paid off in full in April 2023. The second relationship is collateralized in excess of the outstanding loan balances based on a current appraisal of the collateral.
The ACL on loans as a percentage of total loans was 0.87% at March 31, 2023, compared to 0.54% at December 31, 2022 and 0.49% at March 31, 2022. The increase in the first quarter of 2023 was primarily due to the impact of the adoption of CECL on January 1, 2023.
Capital
Shareholders’ equity decreased $1.3 million, or 0.26%, from $512.1 million as of December 31, 2022 to $510.8 million as of March 31, 2023. Mid Penn declared $3.2 million in dividends during the first quarter of 2023. Regulatory capital ratios for both Mid Penn and its banking subsidiary indicate regulatory capital levels in excess of the regulatory minimums and the levels necessary for the Bank to be considered "well capitalized" at both March 31, 2023 and December 31, 2022.
Noninterest Income
For the three months ended March 31, 2023, noninterest income totaled $4.3 million, a decrease of $2.4 million, or 35.6%, compared to noninterest income of $6.7 million for the fourth quarter of 2022, primarily a result of decreases in other income, which included a branch sale in the fourth quarter of 2022. For the three months ended March 31, 2023, noninterest income decreased $1.4 million, or 24.8%, compared to noninterest income of $5.8 million for the first quarter of 2022, primarily driven by lower mortgage hedging income and other income.
Noninterest Expense
Noninterest expense totaled $26.1 million, an increase of $601 thousand, or 2.4%, for the three months ended March 31, 2023, compared to noninterest expense of $25.5 million for the fourth quarter of 2022. The increase was primarily the result of higher salaries and employee benefits which typically run higher in the first quarter due to payroll taxes resetting and slightly higher medical expenses in the first quarter of 2023 compared to the fourth quarter of 2022. In addition, bank shares taxes were higher in the first quarter of 2023 compared to the fourth quarter of 2022 due to credits that were received during the fourth quarter of 2022, lowering the expense.
Compared to the first quarter of 2022, noninterest expense in the first quarter of 2023 increased $325 thousand, or 1.3%, from $25.7 million to $26.1 million primarily as a result of an increase in salaries and employee benefits expense as open positions throughout Mid Penn were filled during 2022.
The efficiency ratio(1) was 63.16% in the first quarter of 2023, compared to 54.59% in the fourth quarter of 2022, and 62.12% in the first quarter of 2022. The change in the efficiency ratio during the first quarter 2023 compared to the fourth quarter of 2022 was the result of lower net interest and noninterest income and higher noninterest expenses, while the change compared to the first quarter of 2022 was the result of lower noninterest income and higher noninterest expenses, partially offset by higher net interest income.
(1)Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.

Merger & Acquisition Activity
On December 20, 2022, Mid Penn announced its entry into an agreement and plan of merger with Brunswick Bancorp ("Brunswick"). The acquisition will result in a meaningful expansion for Mid Penn into the attractive central New Jersey market. Mid Penn will acquire Brunswick in a combination cash and stock transaction valued at approximately $53.9 million (based on Mid Penn's closing stock price of $30.95 for the trading day ending December 19, 2022). On April 25, 2023, Mid Penn and Brunswick issued a joint press release announcing the receipt of all bank regulatory and shareholder approvals required to consummate the merger of Brunswick into Mid Penn. The transaction is expected to close in May 2023.
Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change. The statements are valid only as of the date hereof and Mid Penn disclaims any obligation to update this information.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between Mid Penn and Brunswick; the outcome of any legal proceedings that may be instituted against Mid Penn or Brunswick; delays in completing the transaction; the failure to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Mid Penn and Brunswick do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the ability to complete the transaction and integration of Mid Penn and Brunswick successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with the transaction; and other factors that may affect the future results of Mid Penn and Brunswick.
For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

SUMMARY FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022
Ending Balances:
Investment securities	$633,831	$637,802	$644,766	$618,184	$508,658
Loans, net of unearned interest	3,611,347	3,495,162	3,303,977	3,163,157	3,106,384
Total assets	4,583,465	4,497,954	4,333,903	4,310,163	4,667,174
Total deposits	3,878,081	3,778,331	3,729,596	3,702,587	3,989,037
Shareholders' equity	510,793	512,099	499,105	495,835	494,161
Average Balances:
Investment securities	636,151	640,792	626,447	580,406	462,648
Loans, net of unearned interest	3,555,375	3,395,308	3,237,587	3,129,334	3,103,469
Total assets	4,520,869	4,381,213	4,339,783	4,465,906	4,696,894
Total deposits	3,782,990	3,727,287	3,726,658	3,837,135	3,999,074
Shareholders' equity	510,857	505,769	502,082	495,681	494,019

	Three Months Ended
Income Statement:	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022
Net interest income	$36,049	$38,577	$39,409	$35,433	$34,414
Provision for credit losses	490	525	1,550	1,725	500
Noninterest income	4,325	6,714	5,963	5,230	5,750
Noninterest expense	26,070	25,468	24,715	23,915	25,745
Income before provision for income taxes	13,814	19,298	19,107	15,023	13,919
Provision for income taxes	2,587	3,579	3,626	2,771	2,565
Net income available to shareholders	11,227	15,719	15,481	12,252	11,354
Net income excluding non-recurring expenses (1)	11,404	15,951	15,481	12,252	11,614

Per Share:
Basic earnings per common share	$0.71	$0.99	$0.97	$0.77	$0.71
Diluted earnings per common share	0.70	0.99	0.97	0.77	0.71
Cash dividends declared	0.20	0.20	0.20	0.20	0.20
Book value per common share	32.15	32.24	31.42	31.23	30.96
Tangible book value per common share (1)	24.52	24.59	23.80	23.57	23.31

Asset Quality:
Net charge-offs (recoveries) to average loans (annualized)	0.013%	0.006%	(0.007%)	(0.001%)	(0.007%)
Non-performing loans to total loans	0.38	0.25	0.23	0.25	0.25
Non-performing asset to total loans and other real estate	0.39	0.25	0.23	0.25	0.26
Non-performing asset to total assets	0.31	0.21	0.18	0.19	0.18
ACL on loans to total loans	0.87	0.54	0.56	0.53	0.49
ACL on loans to nonperforming loans	225.71	220.82	242.23	211.66	190.84

Profitability:
Return on average assets	1.01%	1.42%	1.42%	1.10%	0.98%
Return on average equity	8.91	12.33	12.23	9.91	9.32
Return on average tangible common equity (1)	11.97	16.61	16.55	13.59	12.82
Net interest margin	3.49	3.80	3.92	3.45	3.21
Efficiency ratio (1)	63.16	54.59	53.46	57.57	62.12

Capital Ratios:
Tier 1 Capital (to Average Assets) (2)	9.2%	10.7%	9.6%	9.0%	8.4%
Common Tier 1 Capital (to Risk Weighted Assets) (2)	10.8	12.5	11.4	11.5	11.7
Tier 1 Capital (to Risk Weighted Assets) (2)	10.8	12.5	11.7	11.8	12.0
Total Capital (to Risk Weighted Assets) (2)	13.1	14.5	13.8	14.1	14.4
(1)Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.
(2)Regulatory capital ratios as of March 31, 2023 are preliminary and prior periods are actual.

CONSOLIDATED BALANCE SHEETS (Unaudited):

(In thousands, except share data)	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022
ASSETS
Cash and due from banks	$51,158	$53,368	$76,018	$64,440	$54,961
Interest-bearing balances with other financial institutions	4,996	4,405	4,520	4,909	3,187
Federal funds sold	6,017	3,108	14,140	167,437	700,283
Total cash and cash equivalents	62,171	60,881	94,678	236,786	758,431
Investment Securities:
Held to maturity, at amortized cost	396,784	399,494	402,142	399,032	363,145
Available for sale, at fair value	236,609	237,878	242,195	218,698	145,039
Equity securities available for sale, at fair value	438	430	428	454	474
Loans held for sale	2,677	2,475	5,997	9,574	7,474
Loans, net of unearned interest	3,611,347	3,514,119	3,322,457	3,180,033	3,121,531
Less: Allowance for credit losses	(31,265)	(18,957)	(18,480)	(16,876)	(15,147)
Net loans	3,580,082	3,495,162	3,303,977	3,163,157	3,106,384

Premises and equipment, net	34,191	34,471	33,854	33,732	33,612
Operating lease right of use asset	8,414	8,798	8,352	8,326	8,751
Finance lease right of use asset	2,862	2,907	2,952	2,997	3,042
Cash surrender value of life insurance	50,928	50,674	50,419	50,169	49,907
Restricted investment in bank stocks	8,041	8,315	4,595	4,234	7,637
Accrued interest receivable	19,205	18,405	15,861	12,902	11,584
Deferred income taxes	15,548	13,674	16,093	13,780	11,974
Goodwill	114,231	114,231	113,871	113,835	113,835
Core deposit and other intangibles, net	6,916	7,260	7,215	7,729	8,250
Foreclosed assets held for sale	248	43	49	69	125
Other assets	44,120	42,856	31,225	34,689	37,510
Total Assets	$4,583,465	$4,497,954	$4,333,903	$4,310,163	$4,667,174

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$797,038	$793,939	$863,037	$850,180	$866,965
Interest-bearing transaction accounts	2,197,216	2,325,847	2,414,272	2,377,260	2,568,918
Time	883,827	658,545	452,287	475,147	553,154
Total Deposits	3,878,081	3,778,331	3,729,596	3,702,587	3,989,037

Short-term borrowings	88,000	102,647	—	—	—
Long-term debt	4,316	4,409	4,501	4,592	74,681
Subordinated debt and trust preferred securities	56,794	56,941	66,357	73,995	74,134
Operating lease liability	9,270	9,725	10,261	10,324	10,923
Accrued interest payable	5,809	2,303	1,841	1,542	2,067
Other liabilities	30,402	31,499	22,242	21,288	22,171
Total Liabilities	4,072,672	3,985,855	3,834,798	3,814,328	4,173,013

Shareholders' Equity:
Common stock, par value $1.00 per share; 20.0 million shares authorized	16,098	16,094	16,091	16,081	16,059
Additional paid-in capital	387,332	386,987	386,452	386,128	385,765
Retained earnings	129,617	133,114	120,572	108,265	99,206
Accumulated other comprehensive loss	(17,374)	(19,216)	(19,130)	(9,759)	(4,946)
Treasury stock	(4,880)	(4,880)	(4,880)	(4,880)	(1,923)
Total Shareholders’ Equity	510,793	512,099	499,105	495,835	494,161
Total Liabilities and Shareholders' Equity	$4,583,465	$4,497,954	$4,333,903	$4,310,163	$4,667,174

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022
INTEREST INCOME
Loans, including fees	$45,865	$42,492	$38,484	$34,264	$35,016
Investment securities:
Taxable	3,874	3,784	3,382	2,833	1,953
Tax-exempt	389	390	392	379	336
Other interest-bearing balances	53	36	12	8	13
Federal funds sold	45	40	736	736	314
Total Interest Income	50,226	46,742	43,006	38,220	37,632
INTEREST EXPENSE
Deposits	12,001	6,995	2,836	2,019	2,294
Short-term borrowings	1,490	441	—	—	—
Long-term and subordinated debt	686	729	761	768	924
Total Interest Expense	14,177	8,165	3,597	2,787	3,218
Net Interest Income	36,049	38,577	39,409	35,433	34,414
PROVISION FOR CREDIT LOSSES	490	525	1,550	1,725	500
Net Interest Income After Provision for Credit Losses	35,559	38,052	37,859	33,708	33,914
NONINTEREST INCOME
Fiduciary and wealth management	1,236	1,085	1,729	1,205	1,052
ATM debit card interchange	1,056	1,099	1,078	1,128	1,057
Service charges on deposits	435	461	483	450	684
Mortgage banking	384	237	536	305	529
Mortgage hedging	20	150	217	538	566
Net gain (loss) on sales of SBA loans	—	—	152	119	(9)
Earnings from cash surrender value of life insurance	254	255	250	262	246
Net gain on sales of investment securities	—	—	—	—	—
Other	940	3,427	1,518	1,223	1,625
Total Noninterest Income	4,325	6,714	5,963	5,230	5,750
NONINTEREST EXPENSE
Salaries and employee benefits	13,844	13,434	13,583	12,340	13,244
Software licensing and utilization	1,946	1,793	1,804	1,821	2,106
Occupancy, net	1,886	1,812	1,634	1,655	1,799
Equipment	1,251	1,249	1,121	1,112	1,011
Shares tax	899	160	920	480	920
Legal and professional fees	800	900	528	694	639
ATM/card processing	493	534	518	571	517
Intangible amortization	344	496	514	521	481
FDIC Assessment	340	243	254	506	591
(Gain) loss on sale or write-down of foreclosed assets, net	—	(45)	(57)	(15)	(16)
Merger and acquisition	224	294	—	—	—
Post-acquisition restructuring	—	—	—	—	329
Other	4,043	4,598	3,896	4,230	4,124
Total Noninterest Expense	26,070	25,468	24,715	23,915	25,745
INCOME BEFORE PROVISION FOR INCOME TAXES	13,814	19,298	19,107	15,023	13,919
Provision for income taxes	2,587	3,579	3,626	2,771	2,565
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$11,227	$15,719	$15,481	$12,252	$11,354

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$0.71	$0.99	$0.97	$0.77	$0.71
Diluted Earnings Per Common Share	$0.70	$0.99	$0.97	$0.77	$0.71
Cash Dividends Declared	$0.20	$0.20	$0.20	$0.20	$0.20

CONSOLIDATED – AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
(Dollars in thousands)	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
ASSETS:
Interest Bearing Balances	$5,761	$53	3.73%	$4,671	$36	3.06%	$91,543	$13	0.06%
Investment Securities:
Taxable	556,901	3,764	2.74	561,119	3,733	2.64	389,034	1,822	1.90
Tax-Exempt	79,250	493	2.52	79,673	494	2.46	73,614	425	2.34
Total Securities	636,151	4,257	2.71	640,792	4,227	2.62	462,648	2,247	1.97

Federal Funds Sold	3,775	45	4.83	4,749	40	3.34	706,411	314	0.18
Loans, Net of Unearned Interest	3,555,375	45,961	5.24	3,395,308	42,585	4.98	3,103,469	35,123	4.59
Restricted Investment in Bank Stocks	9,542	110	4.68	6,694	51	3.02	8,347	131	6.36
Total Earning Assets	4,210,604	50,426	4.86	4,052,214	46,939	4.60	4,372,418	37,828	3.51

Cash and Due from Banks	51,444			67,284			57,397
Other Assets	258,821			261,715			267,079
Total Assets	$4,520,869			$4,381,213			$4,696,894

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$968,951	$2,691	1.13%	$1,057,649	$2,051	0.77%	$1,045,678	$461	0.18%
Money Market	940,286	4,084	1.76	965,866	2,996	1.23	1,125,094	600	0.22
Savings	330,773	54	0.07	335,928	49	0.06	376,006	58	0.06
Time	749,598	5,172	2.80	527,708	1,899	1.43	592,833	1,175	0.80
Total Interest-bearing Deposits	2,989,608	12,001	1.63	2,887,151	6,995	0.96	3,139,611	2,294	0.30

Short term borrowings	121,898	1,490	4.96	47,262	441	3.70	—	—	—
Long-term debt	4,350	44	4.10	4,441	46	4.11	76,157	284	1.51
Subordinated debt and trust preferred securities	56,875	642	4.58	64,673	683	4.19	74,189	640	3.50
Total Interest-bearing Liabilities	3,172,731	14,177	1.81	3,003,527	8,165	1.08	3,289,957	3,218	0.40

Noninterest-bearing Demand	793,382			840,136			859,463
Other Liabilities	43,899			31,781			53,455
Shareholders' Equity	510,857			505,769			494,019
Total Liabilities & Shareholders' Equity	$4,520,869			$4,381,213			$4,696,894

Net Interest Income (taxable equivalent basis)		$36,249			$38,774			$34,610
Taxable Equivalent Adjustment		(200)			(197)			(196)
Net Interest Income		$36,049			$38,577			$34,414

Total Yield on Earning Assets			4.86%			4.60%			3.51%
Rate on Supporting Liabilities			1.81			1.08			0.40
Average Interest Spread			3.04			3.52			3.11
Net Interest Margin			3.49			3.80			3.21
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY (Unaudited):

(Dollars in thousands)	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022
Allowance for Credit Losses on Loans:
Beginning balance	$18,957	$18,480	$16,876	$15,147	$14,597

Impact of adopting CECL	11,931	—	—	—	—

Loans Charged off
Commercial real estate	(16)	(7)	—	—	—
Commercial and industrial	(111)	—	(1)	—	—
Construction	—	—	—	—	—
Residential mortgage	(4)	(23)	(3)	—	—
Consumer	(19)	(20)	(11)	(9)	(57)
Total loans charged off	(150)	(50)	(15)	(9)	(57)
Recoveries of loans previously charged off
Commercial real estate	—	—	63	—	65
Commercial and industrial	—	—	—	—	13
Construction	—	—	—	—	24
Residential mortgage	30	—	—	3	1
Consumer	7	2	6	10	4
Total recoveries	37	2	69	13	107
Balance before provision	30,775	18,432	16,930	15,151	14,647
Provision for credit losses	490	525	1,550	1,725	500
Balance, end of quarter	$31,265	$18,957	$18,480	$16,876	$15,147

Nonperforming Assets
Total nonperforming loans	13,852	8,585	7,629	7,973	7,937

Foreclosed real estate	248	43	49	69	125
Total nonperforming assets	14,100	8,628	7,678	8,042	8,062

Accruing loans 90 days or more past due	7	654	633	—	133
Total risk elements	$14,107	$9,282	$8,311	$8,042	$8,195
PPP Summary

(Dollars in thousands)	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022

PPP loans, net of deferred fees	$1,752	$2,600	$2,800	$4,966	$34,124

PPP Fees recognized	$5	$29	$99	$652	$2,989

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
Explanatory note: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Mid Penn’s management uses these non-GAAP financial measures in their analysis of Mid Penn’s performance. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. Non-PPP core banking loans are meaningful to investors as they are indicative of portfolio loans and related growth from traditional bank activities and excludes short-term or nonrecurring loans from special programs like the PPP. Core earnings per common share excludes from income available to common shareholders certain expenses related to significant non-core activities, including merger-related expenses, net of income taxes. For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity. The efficiency ratio is often used by management to measure its noninterest expense as a percentage of its revenue. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP. The reconciliation of the non-GAAP to comparable GAAP financial measures can be found in the tables below.
Tangible Book Value Per Share

(Dollars in thousands, except per share data)	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022

Shareholders' Equity	$510,793	$512,099	$499,105	$495,835	$494,161
Less: Goodwill	114,231	114,231	113,871	113,835	113,835
Less: Core Deposit and Other Intangibles	6,916	7,260	7,215	7,729	8,250
Tangible Equity	$389,646	$390,608	$378,019	$374,271	$372,076

Common Shares Outstanding	15,890,011	15,886,143	15,882,853	15,878,193	15,960,916

Tangible Book Value per Share	$24.52	$24.59	$23.80	$23.57	$23.31
Non-PPP Core Banking Loans

(Dollars in thousands)	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022

Loans, net of unearned interest	$3,611,347	$3,514,119	$3,322,457	$3,180,033	$3,121,531
Less: PPP loans, net of deferred fees	1,752	2,600	2,800	4,966	34,124
Non-PPP core banking loans	$3,609,595	$3,511,519	$3,319,657	$3,175,067	$3,087,407

Core Earnings Per Common Share Excluding Non-Recurring Expenses

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022

Net Income Available to Common Shareholders	$11,227	$15,719	$15,481	$12,252	$11,354
Plus: Merger and Acquisition Expenses	224	294	—	—	329
Less: Tax Effect of Merger and Acquisition Expenses	47	62	—	—	69
Net Income Excluding Non-Recurring Expenses	$11,404	$15,951	$15,481	$12,252	$11,614

Weighted Average Shares Outstanding	15,886,186	15,883,003	15,877,592	15,934,083	15,957,864

Core Earnings Per Common Share Excluding Non-Recurring Expenses	$0.72	$0.99	$0.97	$0.77	$0.73
Return on Average Tangible Common Equity

	Three Months Ended
(Dollars in thousands)	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022

Net income available to common shareholders	$11,227	$15,719	$15,481	$12,252	$11,354
Plus: Intangible amortization, net of tax	272	392	406	412	380
	$11,499	$16,111	$15,887	$12,664	$11,734

Average shareholders' equity	$510,857	$505,769	$502,082	$495,681	$494,019
Less: Average goodwill	114,231	113,879	113,835	113,835	113,835
Less: Average core deposit and other intangibles	7,129	6,966	7,465	7,983	8,950
Average tangible shareholders' equity	$389,497	$384,924	$380,782	$373,863	$371,234

Return on average tangible common equity	11.97%	16.61%	16.55%	13.59%	12.82%
Efficiency Ratio

	Three Months Ended
(Dollars in thousands)	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022

Noninterest expense	$26,070	$25,468	$24,715	$23,915	$25,745
Less: Merger and acquisition expenses	224	294	—	—	329
Less: Intangible amortization	344	496	514	521	481
Less: (Gain) loss on sale or write-down of foreclosed assets, net	—	(45)	(57)	(15)	(16)
Efficiency ratio numerator	$25,502	$24,723	$24,258	$23,409	$24,951

Net interest income	36,049	38,577	39,409	35,433	34,414
Noninterest income	4,325	6,714	5,963	5,230	5,750
Efficiency ratio denominator	$40,374	$45,291	$45,372	$40,663	$40,164

Efficiency ratio	63.16%	54.59%	53.46%	57.57%	62.12%